Exhibit 5.1

DaVita Inc.

601 Hawaii Street

El Segundo, California 90245

Re:	$20,000,000 Deferred Compensation Obligations under the DaVita Voluntary Deferral Plan

Ladies and Gentlemen:

I am the Deputy General Counsel of DaVita Inc. (the “Company”). I refer to the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of $20,000,000 of deferred compensation obligations (the “Deferred Compensation Obligations”), of the Company, which represent general unsecured obligations of the Company to pay certain compensation amounts in the future to participating employees in accordance with the terms of the DaVita Voluntary Deferral Plan (the “Plan”).

I am familiar with the proceedings to date with respect to the Deferred Compensation Obligations and have examined such records, documents and questions of law, and satisfied myself as to such matters of fact, as I have considered relevant and necessary as a basis for this opinion.

Based on the foregoing, I am of the opinion that:

1. The Company is duly incorporated and validly existing under the laws of the State of Delaware.

2. The Deferred Compensation Obligations, when duly issued in accordance with the terms of the Plan, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and the terms of the Plan, except as enforceability (1) may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally, and (2) is subject to general principles of equity (regardless of whether such enforceability is considered a proceeding in equity or at law).

The foregoing opinion is limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America. I do not find it necessary for the purposes of this opinion to cover, and accordingly I express no opinion as to, the application of the securities or blue sky laws of the various states to the issuance of the Deferred Compensation Obligations.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act or the related rules and regulations promulgated by the Commission.

Very truly yours,

/s/ Jeffrey L. Miller